As filed with the Securities and Exchange Commission on July 19, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Afya Limited

(Exact Name of Registrant as specified in its charter)

The Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Alameda Oscar Niemeyer, No. 119, Sala 504

Vila da Serra, Nova Lima, Minas Gerais
Brazil
+55 (31) 3515 7550

(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

Stock Option Plan of Afya Participações S.A.

(Full title of the plans)

Cogency Global Inc.

10 E 40th Street, 10th Floor

New York, New York 10016

+1 (212) 947-7200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Manuel Garciadiaz

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (3)
Class A common shares, par value US$0.00005 per share
– Pursuant to share options outstanding under the Stock Option Plan of Afya Participações S.A.	1,842,428	$2.6857	(2)	$4,948,276.26	(2)	$599.74

(1)          This Registration Statement on Form S-8 (this “Registration Statement”) covers Class A common shares, par value US$0.00005 per share (“Class A Common Shares”), of Afya Limited. (the “Registrant”) issuable pursuant to the plan set forth in this table (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A Common Shares that become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

(2)          Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on 10.0686 Brazilian Real, the weighted average exercise price of the stock options outstanding under the Stock Option Plan of Afya Participações S.A., using an exchange rate of R$3.7489 to US$1.00, the commercial selling rate for U.S. dollars as of July 18, 2019, as reported by Banco Central do Brasil, the Central Bank of Brazil.

(3)          Rounded up to the nearest penny in U.S. dollars.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s prospectus, dated July 19, 2019, filed with the SEC pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s Registration Statement on Form F-1 (Registration No. 333-232309), as originally filed by the Company on June 24, 2019, and subsequently amended;

(b) The description of the Registrant’s share capital which is contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-38992), dated July 17, 2019, including any amendments or supplements thereto; and

(c) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Registration Statement on Form F-1 referred to in clause (a) above.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s Articles of Association provide that each director or officer of the Registrant shall be indemnified out of the assets of the Registrant against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Also, the Registrant has entered into indemnification agreements with its directors and officers that provide such persons with contractual rights to indemnification as well as additional indemnification beyond that provided in the Registrant’s Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number
4

Amended and Restated Articles of Association of Afya Limited (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, Amendment No. 1, filed with the SEC on July 9, 2019 (Registration No. 333-232309))

5	Opinion of Maples & Calder, Cayman Islands counsel of Afya Limited, as to the validity of the Class A Common Shares*

23.1	Consent of Maples & Calder, Cayman Islands counsel of Afya Limited (included in Exhibit 5)

23.2	Consent of Ernst & Young Auditores Independentes S.S., an independent registered public accounting firm *

23.3	Consent of Ernst & Young Auditores Independentes S.S., as independent auditors*

24	Powers of Attorney (included in the signature pages hereto)

99.1	Stock Option Plan of Afya Participações S.A. and form of stock option agreement under same (English translations from Portuguese originals) *

*                                                                 Indicates an exhibit filed herewith

Item 9.  Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nova Lima, Brazil, on this 19th day of July, 2019.

Afya Limited

By:	/s/ Virgilio Deloy Capobianco Gibbon
Name:	Virgilio Deloy Capobianco Gibbon
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Virgilio Deloy Capobianco Gibbon and Luciano Toledo de Campos as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Virgilio Deloy Capobianco Gibbon	Chief Executive Officer	July 19, 2019
Virgilio Deloy Capobianco Gibbon	(Principal Executive Officer)

/s/ Luciano Toledo de Campos	Chief Financial Officer	July 19, 2019
Luciano Toledo de Campos	(Principal Financial Officer and Principal Accounting Officer)

/s/ Nicolau Carvalho Esteves	Director and Chairman	July 19, 2019
Nicolau Carvalho Esteves

/s/ Renato Tavares Esteves	Director	July 19, 2019
Renato Tavares Esteves

/s/ Sérgio Mendes Botrel Coutinho	Director	July 19, 2019
Sérgio Mendes Botrel Coutinho

/s/ Daniel Arthur Borghi	Director	July 19, 2019
Daniel Arthur Borghi

/s/ Felipe Samuel Argalji	Director	July 19, 2019
Felipe Samuel Argalji

/s/ Laura Guaraná Carvalho	Director	July 19, 2019
Laura Guaraná Carvalho

Director
Vanessa Claro Lopes

/s/ Richard Arthur	Assistant Secretary on behalf of Cogency Global Inc.	July 19, 2019
Richard Arthur	Authorized representative in the United States